Exhibit 8.1

List of Significant Subsidiaries and the VIEs of the Registrant and Subsidiaries of the VIEs

Significant Subsidiaries	Place of Incorporation
Genetron Health (Hong Kong) Company Limited	Hong Kong
Genetron (Tianjin) Co., Ltd.	PRC
Genetron Health, Inc.	Delaware
Genetron (Wuxi) Business Management Co., Ltd.	PRC

VIEs	Place of Incorporation
Genetron Health (Beijing) Co., Ltd.	PRC
Genetron (Wuxi) Biotech Co., Ltd.	PRC

Subsidiaries of the VIEs	Place of Incorporation
Beijing Genetron Biotechnology Co., Ltd.	PRC
Beijing Genetron Medical Laboratory Co., Ltd.	PRC
Genetron Health (Chongqing) Co., Ltd.	PRC
Chongqing Genetron Medical Laboratory Co., Ltd.	PRC
Shanghai Genetron Bio-Technology Co., Ltd.	PRC
Shanghai Genetron Medical Laboratory Co., Ltd.	PRC
Guangzhou Genetron Bio-Technology Co., Ltd.	PRC
Guangzhou Genetron Medical Laboratory Co., Ltd.	PRC
Genetron (Wuxi) Medical Laboratory Co., Ltd.	PRC